Exhibit 10.61

CONFIDENTIAL
October 31, 2018

Matthew Roberts
6241 Glade Ave., Apt. L319
Woodland Hills, CA 91367

RE: Offer of Employment as Chief Scientific Officer (“CSO”) and SVP of Innovation

Dear Matthew,

ChromaDex, Inc., a subsidiary of ChromaDex, Corp., is pleased to extend you an offer of full-time employment for the position of CSO and SVP of Innovation at our Los Angeles facility. This position will report to Rob Fried, CEO.
If you accept this offer, your employment will be “at-will.” This means that either you or the company can end the employment relationship at any time, for any reason, without notice. Due to the nature of this position, this offer is contingent upon a full background check.

If you accept this offer, your employment will commence on or about November 5, 2018. Your salary will be two hundred thousand dollars ($200,000) per year and paid biweekly. You will also be eligible for up to a fifty percent (50%) annual bonus of earned salary based on accomplishment of objectives which will be discussed with you at a later date.

In addition, you will be awarded a one-time initial grant of an option to purchase three hundred, fifty thousand (350,000) shares of ChromaDex common stock, at an exercise price reflecting the market price of ChromaDex common stock on the date of the grant, with one-third of the shares vesting on the one-year anniversary and the remaining shares vesting in a series of 24 equal monthly installments thereafter.

ChromaDex offers paid time off (PTO) and other company benefits to eligible employees upon completion of the introductory period as outlined in the Employee Handbook. You will be eligible for 21 days of PTO per year accrued on a biweekly basis, pursuant to ChromaDex’s standard PTO policy for executives, including a waiting-time period.

By assuming this full-time role, the current consultant agreement in place between you and ChromaDex will terminate as of November 4, 2018. Additionally, by assuming this full-time role, your position on the ChromaDex Scientific Advisory Board will also terminate as of November 4, 2018, including any compensation and/or benefits provided pursuant to that position.

If you accept this offer of employment, please sign return a copy of this letter back to Jordan Gropack at JordanG@chromadex.com as soon as possible.

For any questions pertaining to this offer of employment, please feel free to contact Jordan or myself.

Respectfully,

/s/ Rob Fried

Rob Fried
CEO
ChromaDex

I understand and agree that if I accept the offer of employment with ChromaDex, that I will be an “at-will” employee, which means that either I or the company can terminate the employment relationship at any time, with or without notice, reason, or cause.

Signature: /s/ Matthew Roberts	Date: Oct 31, 2018 Original: Human Resources cc: Manager/Supervisor